EXHIBIT 99


                              FOR IMMEDIATE RELEASE

                    IVAX AND HAFSLUND NYCOMED REPLACE MERGER
                      AGREEMENT WITH STRATEGIC ALLIANCE IN
                              PHARMACEUTICAL SECTOR

                      HAFSLUND NYCOMED WILL SEPARATE ENERGY
                   OPERATIONS FROM ITS PHARMACEUTICAL BUSINESS

         Miami, Florida and Oslo, Norway, November 15, 1995 -- IVAX Corporation (AMEX: IVX) and Hafslund Nycomed (NYSE:HN) today announced that they have terminated the agreement to combine IVAX' business with the health care business of Hafslund Nycomed. Although Hafslund Nycomed believes that the merger proposal has support from a majority of the shareholders, it is not likely to be approved by the required two-thirds majority. Therefore, the companies have mutually agreed to terminate the transaction agreement. No penalty or fee will be payable by either company in connection with the termination.

         Based on the strong rationale underlying the original agreement, IVAX and Hafslund Nycomed have agreed to enter into a number of licensing and collaboration agreements. This strategic alliance will enable the companies to make use of each other's respective product and geographic strengths, thereby capturing some of the benefits of the original agreement. The companies plan to distribute several of IVAX' product groups through Hafslund Nycomed's pharmaceutical marketing and distribution organizations in Norway, Sweden, Finland, Denmark, Benelux, Austria, Switzerland and Greece. These products include IVAX' different asthma drugs in their metered dose and proprietary breath-activated inhalers as well as their sterile asthma drugs for nebulizers. The companies plan to add additional products to this arrangement in the future. In addition, IVAX intends to license to Nycomed an injectable form of its proprietary compound NALMEFENE for the reversal of the effects of narcotics for sale in those same regions. Also, Hafslund Nycomed intends to license to IVAX the North American rights to its promising CNS anticancer drug for the treatment of brain tumors, and LORNOXICAM, a new NSAID with powerful analgesic effect.

         Phillip Frost, M.D., IVAX Chairman and Chief Executive Officer, stated "We regret that we will not be able to share the tremendous potential of our respective companies to the same extent that we would have had we merged. Although we will, through agreements and strategic alliances, realize a sizeable portion of the merger's benefits, we hope to revisit the possibility of merging our companies in the future."

         Svein Aaser, President and Chief Executive Officer of Hafslund Nycomed, agreed with Dr. Frost's sentiments, adding "Hafslund Nycomed will remain in a strong position, and our position will be further enhanced by the strategic alliance we have established with IVAX."

         Terje Mikalsen, Chairman of the Board of Hafslund Nycomed, confirmed that Hafslund Nycomed still intends to demerge the company. "We are convinced that the time has come when it is in the best industrial interest of Hafslund Nycomed to separate its energy and pharmaceutical businesses, and we intend to put this proposal before our shareholders as soon as practicable. We will also continue to look for other ways to obtain a more international pricing of our shares."

         IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacturing and marketing of generic and branded pharmaceuticals, intravenous solutions and related products, IN VITRO diagnostics, personal care products and specialty chemicals.

         Hafslund Nycomed, headquartered in Oslo, Norway, is a pioneer in the development of some of the safest, most effective and most broadly distributed imaging contrast agents available. It also manufactures a range of branded and generic prescription and OTC drugs and consumer health care products, and has a division engaged in the production of hydroelectric power.


                                    CONTACTS:

          Hafslund Nycomed AS                         IVAX Corporation
          Eric Cameron                                Joseph C. Jones
          Vice President                              Vice President
          Corporate Communications                    Investor Relations
          47-2296-3449                                305-590-2423



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